Exhibit 23.7

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-196742 on Form S-4 of Crown Castle REIT Inc. of our report dated February 24, 2014 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in Crown Castle International Corp.’s Annual Report on Form 10-K for the year ended December 31, 2013. We also consent to the reference to us under the heading “Experts” in the Proxy Statement/Prospectus, which is a part of this Registration Statement.

/s/ PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania

September 17, 2014